EXHIBIT 99.2

Press Release dated June 22, 1999, of Darden Restaurants, Inc.


                    DARDEN REPORTS STRONG INCREASES IN ANNUAL
                  AND FOURTH QUARTER EARNINGS PER DILUTED SHARE

ORLANDO, FL - Darden Restaurants Inc. today reported earnings per diluted share for the fiscal year ending May 30, 1999 of 96 cents (a 43% increase) and earnings after tax for the year of $135.3 million (a 33% increase), excluding an unusual fourth quarter non-operating gain of $5.2 million after tax. The world's largest casual-dining restaurant company said sales rose 5% to $3.46 billion for the fiscal year. Excluding the non-operating gain, fourth quarter earnings per diluted share increased 22% to 33 cents from the 27 cents reported the prior year and fourth quarter earnings after tax increased 15% to $45.9 million. The strong increases came even though the prior year contained 53 weeks (versus 52 weeks in fiscal 1999) and included a 14 week fourth quarter (vs. a 13 week fourth quarter in fiscal 1999).

"It has been a terrific year for Darden Restaurants," said Joe R. Lee, Chairman and Chief Executive Officer. "I am pleased to announce our best performance yet. The dedication and enthusiasm of our employees make Darden the casual dining restaurant leader we are today. Our success is a tribute to their excellent work every day to ensure we provide delicious food, great service and warm hospitality to every guest, every time. We are meeting that standard now more than ever, giving us great momentum toward our goal of being the best company in the casual dining industry, now and for generations."

Highlights for the quarter and fiscal year ended May 30, 1999, included:

o Annual earnings after tax and before the unusual item increased 33% to $135.3 million, or 96 cents per diluted share, on sales of $3.46 billion (52 weeks). Prior year earnings after tax were $101.7 million, or 67 cents per diluted share, on sales of $3.29 billion (53 weeks).

o Fourth quarter earnings after tax before the unusual item were $45.9 million, or 33 cents per diluted share on $914.0 million in sales (13 weeks). Prior year earnings after tax were $40.0 million, or 27 cents per diluted share, on sales of $921.2 million (14 weeks).

o Olive Garden far outpaced the industry with same-restaurant sales up 9.1% in the fourth quarter (on a 13 weeks vs. 13 weeks basis). This outstanding performance represents the 19th consecutive quarter of same-restaurant sales increases as Olive Garden posted strong double-digit percentage growth in operating profits to establish significant new records for the quarter and fiscal year.

o Red Lobster continued its strong turnaround, reporting a same-restaurant sales gain of 5.4% (on a 13 weeks vs. 13 weeks basis), to mark its 6th consecutive quarter of positive comparable-restaurant sales. As a result of its strong sales and growth in traffic, Red Lobster reported a healthy double-digit percentage increase in operating profit for the fiscal year.


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

o Bahama Breeze opened two restaurants during the quarter, bringing the total number of restaurants in operation to six. The newest restaurants are located in Raleigh, NC and Atlanta, GA. Five additional restaurants are currently under construction.

o The Company purchased 3.4 million shares of its common stock in the fourth quarter, bringing the total number of shares purchased to 12.2 million for fiscal year 1999.

o Progressing toward completion of previously announced restructuring actions, in the fourth quarter Darden reversed a portion of the liability established for such actions, resulting in a $5.2 million after tax non-operating gain. Including this gain, earnings per diluted share were 99 cents for fiscal year 1999 and 37 cents for the fourth quarter, and earnings after tax were $140.5 million for the year and $51.1 million for the quarter.

Operating Highlights
--------------------

OLIVE GARDEN'S fourth quarter sales of $388.9 million were up 2% over prior year despite one less calendar week. Sales of $1.48 billion for the fiscal year were almost 7% higher than prior year, and average annual sales per restaurant jumped to a record $3.2 million. The 9.1% same-restaurant sales increase in the fourth quarter comes on top of a 10.6% same-restaurant sales gain in the fourth quarter of last year. Olive Garden's sales gain continues to be driven by strong guest count growth. This performance generated very strong double-digit operating profit percentage increases for the quarter and fiscal year, establishing all-time records for Olive Garden.

"We are thankful for the outstanding financial success achieved this year with record operating profits, a record return on sales and a record return on capital" said Brad Blum, President of Olive Garden. "We are equally proud of the culture we are building throughout the company to provide a genuine Italian dining experience for every guest every time they visit one of our restaurants. Special thanks goes to each member of the Olive Garden team for their dedicated commitment to Hospitaliano, Our Passion for 100% Guest Delight. We are focused on creating an even more exciting future at Olive Garden."

RED LOBSTER'S fourth quarter sales of $517.0 million were 3% lower than prior year, as its strong same-restaurant sales growth did not offset fully the effect of one less calendar week and 13 fewer restaurants than in the prior year. Sales of $1.96 billion for the fiscal year were almost 4% above prior year and average sales per restaurant for the year were $2.9 million. Same-restaurant sales increased 5.4% in the fourth quarter and operating profit for the quarter increased at a nearly double-digit percentage pace.

"We turned an important corner this year," said Dick Rivera, President of Red Lobster. "Our vision is clear, each member of our crew is enthusiastic about helping to bring it to life and we are seeing the early results. Our restaurant crews deserve tremendous credit for our progress in providing over-the-top service to our guests with zip and pride. We approach the work ahead with great momentum and strong confidence we are on the right course."


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

BAHAMA BREEZE successfully opened its fifth and sixth restaurants in Raleigh, NC and Atlanta, GA, respectively. Sales at the new restaurants and the rest of the company continue to exceed company expectations. In addition, construction has begun on five more restaurants, all of which are expected to open during fiscal 2000.

Other Actions
-------------

As a result of strong operating performance for Red Lobster and Olive Garden, Darden reversed a portion of the liability established for previously announced restructuring actions to reflect its fourth quarter determination of a lower number of restaurant closings than initially planned. This resulted in an unusual non-operating gain that increased earnings per diluted share from 96 cents to 99 cents for fiscal year 1999 and from 33 cents to 37 cents for the fourth quarter. These actions increased earnings after tax from $135.3 million to $140.5 million for fiscal year 1999 and from $45.9 million to $51.1 million for the fourth quarter. The gain has no effect on the Company's cash flow.

The Board of Directors elected Hector de J. Ruiz, Ph.D., a Director. Dr. Ruiz is Executive Vice President of Motorola and President of Motorola's Semiconductor Products Sector (SPS). SPS is a U.S. based, broad-line supplier of semiconductor solutions with 1998 sales of $7.3 billion. "It is a pleasure to welcome Dr. Ruiz to our board," said Lee. "His high-technology and international business background will help Darden as we chart a course into the next millennium. Dr. Ruiz is also known for his numerous community involvement activities, much like our own Darden employee family."

Darden continued its buyback of common stock in the open market, purchasing 3.4 million shares in the fourth quarter for a total of 12.2 million shares purchased during the year. Cumulatively, since the initial authorization of its repurchase program, the Company has repurchased 32.6 million shares out of a total authorization of 44.6 million shares.

Darden Restaurants Inc., headquartered in Orlando, Florida, owns and operates Red Lobster, Olive Garden and Bahama Breeze restaurants with annual sales of $3.5 billion.


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                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

              05/31/98                                    05/30/99

                  648         Red Lobster USA                 635
                   34         Red Lobster Canada               34
               ------                                      ------
                  682         Total Red Lobster               669

                  461         Olive Garden USA                459
                    5         Olive Garden Canada               5
               ------                                      ------
                  466         Total Olive Garden              464

                    3         Bahama Breeze                     6
               ------                                      ------
                1,151         Total Restaurants             1,139



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